Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

Ralph E. Davis Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of CONSOLE Energy Inc. (the “Company”) for the fiscal year ended December 31, 2002. We hereby further consent to the use of the report dated January 10, 2003, relating to the total gas supply and the Company’s owned gas reserves of Pocahontas Gas Partnership. We further consent to the incorporation by reference of the Form 10-K into the Company’s Registration Statement on Form S-3, registration no 333-109974, filed October 24, 2003, and any amendments thereto.

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ ALLEN C. BARRON

Name:	Allen C. Barron
Title:	President